UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.       )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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ERA GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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818 Town & Country Blvd.
Suite 200
Houston, Texas 77024

Notice of 2017
Annual Meeting
And
Proxy Statement

818 Town & Country Blvd.
Suite 200
Houston, Texas 77024

April 25, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Meeting”) of Era Group Inc. (the “Company”), which will be held at the Company’s principal executive offices located at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024, on Wednesday, June 7, 2017, at 10:00 a.m. Central Time. All holders of record of the Company’s outstanding common stock at the close of business on April 20, 2017, will be entitled to vote at the Meeting.
At the Meeting, we will ask you to elect seven directors to serve until the 2018 Annual Meeting of Stockholders, to approve Amendment No. 1 to the Era Group Inc. 2013 Employee Stock Purchase Plan and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017.
Whether or not you expect to attend the Meeting and regardless of the number of shares of the Company’s common stock you own, you are encouraged to read the accompanying Proxy Statement and the Company’s 2016 Annual Report carefully, and to complete, sign, date and return the enclosed proxy card in the postage-paid, pre-addressed envelope provided for such purpose so that your shares will be represented at the Meeting. The prompt return of proxy cards will ensure the presence of a quorum.
We hope that you will be able to attend the Meeting and look forward to seeing you there.

Sincerely,

Christopher S. Bradshaw President and Chief Executive Officer

818 Town & Country Blvd.
Suite 200
Houston, Texas 77024

Era Group Inc.
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 7, 2017
________________________

April 25, 2017
To Our Stockholders:

The 2017 Annual Meeting of Stockholders (the “Meeting”) of Era Group Inc. (the “Company”) will be held on Wednesday, June 7, 2017, at 10:00 a.m. Central Time, at the Company’s principal executive offices located at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024, for the following purposes:

1.	To elect the seven directors named in the accompanying Proxy Statement to serve until the 2018 Annual Meeting of Stockholders;

2.	To approve Amendment No. 1 to the Era Group Inc. 2013 Employee Stock Purchase Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

4.	To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.
Only holders of record of the Company’s common stock at the close of business on April 20, 2017, will be entitled to notice of and to vote at the Meeting. See the “Solicitation of Proxies, Voting and Revocation” section of the accompanying Proxy Statement for the place where the list of stockholders may be examined.
Your vote is very important! Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the Meeting, so that your shares of the Company’s common stock may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person. As a convenience, stockholders may vote by telephone or on the Internet in accordance with the instructions on the enclosed proxy card.

For the Board of Directors,

Shefali A. Shah Senior Vice President, General Counsel, and Corporate Secretary

Era Group Inc.
818 Town & Country Blvd.
Suite 200
Houston, Texas 77024
_________________________

PROXY STATEMENT
_________________________

Annual Meeting of Stockholders
To be Held on June 7, 2017

SOLICITATION OF PROXIES, VOTING AND REVOCATION
General
This Proxy Statement and the enclosed proxy card are being furnished to holders of record of common stock, $.01 par value per share (“Common Stock”), of Era Group Inc., a Delaware corporation (the “Company” or “Era”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2017 Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday, June 7, 2017, and at any adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about May 9, 2017.
Voting
The Board has fixed the close of business on April 20, 2017, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting. Each stockholder of record will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Meeting, and may vote in person or by proxy. Attendance at the Meeting, in person or by proxy, by the holders of record of a majority of all shares of Common Stock issued, outstanding, and entitled to vote constitutes a quorum for the Meeting. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum for the Meeting. A “broker non-vote” occurs when a bank, broker or other holder of record (a “broker”) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you hold your shares in “street name” you must follow the instructions you receive from your broker in order to vote at the Meeting. If you hold your shares in “street name” and want to vote in person, you must obtain a legal proxy from your broker and bring it to the Meeting.
As of the Record Date, there were 20,270,272 shares of Common Stock outstanding. The Company has no other voting securities issued or outstanding.
A list of the Company’s stockholders of record as of the Record Date will be available for examination by any stockholder, for purposes germane to the Meeting, during ordinary business hours for the ten-day period prior to the date of the Meeting, at the Company’s principal executive offices located at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.
Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. Shares of Common Stock represented by properly executed proxy cards that are received by the Company and not subsequently revoked will be voted at the Meeting in accordance with the instructions contained therein. As a convenience, stockholders may vote by telephone or on the Internet in accordance with the instructions on the enclosed proxy card.
Directors are elected by a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting and voting on the matter. There is no cumulative voting for the election of directors. Only votes for a director or votes withheld are counted in determining whether a plurality has been cast for each director in the election of directors. Abstentions and “broker non-votes,” described below, are not counted for purposes of the election of directors and will not affect the outcome of such election.

For matters other than the election of directors, stockholders may vote in favor of or against the proposal, or may abstain from voting. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting on the matter is required for approval of those matters. Because abstentions are treated as shares of Common Stock not voting, abstaining has no effect on the outcome. “Broker non-votes” are counted on and can be voted for routine matters, such as ratification of independent registered public accounting firms, but not counted (or deemed to be present or voted) and will have no effect on other, non-routine matters such as the election of directors.
Shares Held In Street Name
If you hold your shares in “street name,” you must follow the instructions you receive from your broker in order to vote at the Meeting. If you hold your shares in “street name” and want to vote in person, you must obtain a legal proxy from your broker and bring it to the Meeting.
On routine matters, brokers have the discretion to vote shares held in “street name” - a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner. Generally, “broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. If your shares are held in “street name” by a broker and you wish to vote on the proposal to elect the directors, or to act upon any other non-routine business that may properly come before the Meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide your broker with instructions, your broker generally will have the authority to vote on routine matters. Except for the proposal to ratify the appointment of Ernst & Young LLP, all other matters at the Annual Meeting are expected to be non-routine.
If you sign and return your proxy card but do not specify how your shares of Common Stock are to be voted, they will be voted FOR election as a director of each of the nominees named under Proposal No. 1 - “Election of Directors” in this Proxy Statement and listed under Item 1 of the enclosed proxy card; FOR Proposal No. 2 - “Approval of Amendment No. 1 to the Era Group Inc. 2013 Employee Stock Purchase Plan” in this Proxy Statement and listed under Item 2 of the enclosed proxy card; and FOR Proposal No. 3 - “Ratification of Appointment of Independent Registered Public Accounting Firm” in this Proxy Statement and listed under Item 3 of the enclosed proxy card. If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for the stockholder.
As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspector of election and personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.
Attending the Meeting in Person
Only record or beneficial owners of Common Stock may attend the Meeting in person. If you are a shareholder of record, you may be asked to present proof of identification, such as a driver’s license or passport. Beneficial owners must also present evidence of stock ownership, such as a recent brokerage account or bank statement.
Revocation of Proxies
A stockholder who so desires may revoke his, her, or its proxy at any time before it is exercised at the Meeting by: (i) providing written notice to the Secretary of the Company; (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card; or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) to vote in person. The Company encourages stockholders that plan to attend the Meeting to submit a valid proxy card and vote their shares prior to the Meeting. If you hold your shares in “street name” and want to revoke your proxy, you will need to provide instructions to your broker.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 7, 2017
This Proxy Statement, the Notice of Annual Meeting of Stockholders and the Company’s 2016 Annual Report are available on the Internet at www.eragroupincinvestors.com. In addition, you may find information on how to obtain directions to attend the Meeting and vote in person by submitting a query via e-mail to Investor_Relations@eragroupinc.com.

Solicitation and Solicitation Expenses
The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, electronic or facsimile transmission, personal interview or other means.
The Company has requested brokers, bankers and other nominees who hold voting stock of the Company to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.
The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. The fees of D.F. King & Co., Inc. are $8,500 plus reimbursement of its reasonable out-of-pocket costs. If you have questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact the Company’s proxy solicitation agent as follows:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks/Brokers: (212) 269-5550
Toll-free: (877) 732-3617
CORPORATE GOVERNANCE
Board Leadership Structure
The Company’s board of Directors (the “Board”) believes that there is no single organizational model that would be most effective in all circumstances and that it is in the best interests of the Company and its stockholders for the Board to retain the authority to modify its leadership structure to best address the Company’s circumstances from time to time. The Board believes that the most effective leadership structure for the Company at the present time is to separate the positions of Chairman and Chief Executive Officer. Separating these positions allows the Chief Executive Officer to focus on the full-time job of running the Company’s business, while allowing the Non-Executive Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes this structure recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Company’s Non-Executive Chairman, particularly as the Board’s oversight responsibilities continue to grow and demand more time and attention.
In addition to the role that the Non-Executive Chairman has with regard to the Board, the chair of each of the three wholly independent key committees of the Board (Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) and each individual director is responsible for helping to ensure that meeting agendas are appropriate and that sufficient time and information are available to address issues the directors believe are significant and warrant their attention. Each director has the opportunity and ability to request agenda items, information and additional meetings of the Board or of the independent directors.
The Board has adopted significant processes designed to support the Board’s capacity for objective judgment, including executive sessions of the independent directors at Board meetings, independent evaluation of, and communication with, members of senior management, and rigorous self-evaluation of the Board, its committees, and its leadership. These and other critical governance processes are reflected in the Corporate Governance Guidelines and the various Committee Charters that are available on the Company’s website at www.erahelicopters.com. The Board has also provided mechanisms for stockholders to communicate in writing with the Non-Executive Chairman of the Board, with the non-management and/or independent directors, and with the full Board on matters of significance. These processes are also outlined on the Company’s website.
Board of Directors and Director Independence
The business and affairs of the Company are managed under the direction of the Board. The Company’s amended and restated bylaws provide that the Board will consist of not less than five and not more than fifteen directors. Currently, the Board has seven directors, all of whom are nominated to be re-elected at the Meeting. During 2016, the Board held seven meetings. Each of the directors attended at least 75% of the combined total meetings of the full Board and the committees on which he or she served in 2016. Although the Company does not have a formal policy requiring Board members to attend the Annual Meeting, all seven of the Board members then serving attended the Company’s 2016 Annual Meeting.
A majority of the Company’s directors are independent, non-employee directors. The Board has made the affirmative determination that each of Messrs. Charles Fabrikant, Blaine Fogg, Christopher P. Papouras, Steven Webster, Ann Fairbanks and Yueping Sun are independent as such term is defined by the applicable rules and regulations of the New York Stock Exchange. Additionally, each of these directors meets the categorical standards for independence established by the Board (the "Era Categorical

Standards"). A copy of the Era Categorical Standards is available on the Company’s website at www.erahelicopters.com by clicking “Investors & Media,” then “Governance” and then "Governance Documents" (entitled Director Independence Standards). The Company’s website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement.
The schedule of Board meetings is made available to directors in advance along with the agenda for each meeting so that they may review and request changes. Directors also have unrestricted access to management at all times and regularly communicate informally with management on an assortment of topics.
The Board intends to implement a Board succession planning process that includes ongoing consultation with the Chairman and the Chief Executive Officer, and the development of candidates to address future developments and emergency situations.
Executive Sessions
Directors meet at regularly scheduled executive sessions without any members of management present to discuss issues relating to management performance and any other issue that may involve a potential conflict of interest with management. Executive sessions are presided over by the Company’s Non-Executive Chairman, Charles Fabrikant, who is responsible for:

•	chairing executive sessions of Board meetings, which include meetings to evaluate and review the performance of the Chief Executive Officer;

•
conferring with the Chief Executive Officer and serving as a liaison between the independent directors (who also have direct and complete access to the Chief Executive Officer) and Chief Executive Officer, including providing the Chief Executive Officer with consolidated feedback from executive sessions of the independent directors;

•	advising members of management and members of the Board, where necessary, with respect to its strategic review of operations and significant transactions;

•	acting on behalf of the Company to communicate corporate governance matters to the Company’s stockholders; and

•	together with the Chairman of the Nominating and Corporate Governance Committee, presiding over the Board’s self-evaluation.
Committees of the Board of Directors
The Board has established the following committees, each of which operates under a written charter that has been posted on the Company’s website at www.erahelicopters.com. The website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement.
Audit Committee
The Audit Committee met five times during 2016 and is currently comprised of Ann Fairbanks, Blaine Fogg and Christopher Papouras. Mr. Papouras is the Audit Committee Chairman. The Board has determined that Mr. Papouras is an “audit committee financial expert” for purposes of the rules of the Securities and Exchange Commission (“SEC”) and that each other member of the committee is financially literate as required under the NYSE standards. In reaching this determination, the Board considered, among other things, the experience of Mr. Papouras as Chairman of Canrig Drilling Technology, Ltd. and President of Nabors Drilling Solutions, in addition to other experience that is described below. In addition, the Board determined that each member of the Audit Committee is independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934 and in accordance with the Era Categorical Standards. The Audit Committee is expected to meet at least quarterly.
Committee Function. The Audit Committee assists the Board in fulfilling its responsibility to oversee:

•
management’s execution of the Company’s financial reporting process, including the reporting of any material events, transactions, changes in accounting estimates or changes in important accounting principles and any significant issues as to adequacy of internal controls;

•	the selection, performance, qualifications and compensation of the Company’s independent registered public accounting firm (including its independence);

•	the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof;

•	the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements;

•
risk management and controls, which includes assisting management with identifying and monitoring risks, developing effective strategies to mitigate risk, and incorporating procedures into its strategic decision-making (and reporting developments related thereto to the Board); and

•	the processes for handling complaints relating to accounting, internal accounting controls and auditing matters.
The Audit Committee’s role is one of oversight. Management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. Management, including the internal audit staff, or outside provider of such services, and the independent registered public accounting firm have more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee will not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.
Compensation Committee
The Compensation Committee is currently comprised of Blaine Fogg, Yueping Sun and Steven Webster. Blaine Fogg is the Compensation Committee Chairman. The Compensation Committee met three times during 2016 and, in addition, the Chairman of the Compensation Committee maintained frequent communication with the other Committee members as well as the Company’s Non-Executive Chairman, Chief Executive Officer and General Counsel regarding compensation matters. The Board has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE and in accordance with the Era Categorical Standards. In addition, the members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.
Committee Function. The Compensation Committee, among other things:

•	reviews all of the Company’s compensation practices;

•
establishes and approves compensation for the Chief Executive Officer, the Chief Financial Officer, other executive officers, and officers or managers who receive an annual base salary of more than $200,000;

•	evaluates officer and director compensation plans, policies and programs;

•	reviews and approves benefit plans;

•	produces a report on executive compensation (if required) to be included in the Company’s proxy statements or other SEC filings; and

•	approves all grants of equity awards.
The Chairman sets the agenda for meetings of the Compensation Committee. The meetings are attended by the Non-Executive Chairman of the Board, Chief Executive Officer and the General Counsel, if requested. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Chairman of the Compensation Committee reports the Compensation Committee’s actions regarding compensation of executive officers to the full Board. The Compensation Committee has the sole authority to retain, obtain the advice of and terminate any compensation consultants, independent legal counsel or other advisors to assist the Compensation Committee in its discharge of its duties and responsibilities, including the evaluation of director or executive officer compensation.
Interlocks and Insider Participation. None of the current members of the Compensation Committee is or was an officer or employee of the Company. During 2016, none of the Company’s executive officers served as a director or member of the compensation committee of any other entity whose executive officers serve on the Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Governance Committee met once during 2016. The Nominating and Governance Committee is currently comprised of Ann Fairbanks, Yueping Sun and Steven Webster. Steven Webster is the Nominating and Corporate Governance Committee Chairman. The Board has determined that each member of the Nominating and Governance Committee is independent, as defined by the rules of the NYSE and in accordance with the Era Categorical Standards.
Committee Function. The Nominating and Corporate Governance Committee assists the Board with:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at the Company’s Annual Meeting of Stockholders and to fill vacancies on the Board;

•
recommending modifications, as appropriate, to the Company’s policies and procedures for identifying and reviewing candidates for the Board, including policies and procedures relating to candidates for the Board submitted for consideration by stockholders;

•
reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

•	reviewing periodically the size of the Board and recommending any appropriate changes;

•	overseeing the evaluation of the Board and management;

•	recommending changes in director compensation; and

•	various governance responsibilities.
Selection of Nominees for the Board of Directors. To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.
In identifying new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from Nominating and Corporate Governance Committee members, other members of the board of directors, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the board of directors, considers each candidate’s personal qualifications and how such personal qualifications effectively address the perceived then current needs of the board of directors. Appropriate personal qualifications and criteria for membership on the board of directors include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;

•	proven judgment and competence, substantial accomplishments, and prior or current association with institutions noted for their excellence;

•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

•	an understanding of the Company’s businesses and the environment in which it operates; and

•	diversity as to business experiences, educational and professional backgrounds and ethnicity.
After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the Board for consideration and approval. The Nominating and Corporate Governance Committee may also, but need not, retain a search firm in order to assist it in these efforts.
Having evaluated the Board candidates set forth below under Proposal 1 pursuant to these processes and criteria, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the incumbent directors named below for re-election.
Stockholder Recommendations. The Nominating and Corporate Governance Committee will consider director candidates suggested by the Company’s stockholders provided that the recommendations are made in accordance with the same procedures required under the Company’s amended and restated bylaws for nomination of directors by stockholders. For instance, stockholder nominations must comply with the notice provisions described under “Stockholder Proposals for 2017 Annual Meeting” below. Stockholder nominations that comply with these procedures and that meet the criteria outlined therein will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive. The Company will report any material change to this procedure in an appropriate filing with the SEC and will make any such changes available promptly on the SEC Filings section of the Company’s website at www.erahelicopters.com. There have been no material changes to these procedures since the Company last provided this disclosure.
Communications with the Board or Independent Directors
Stockholders or interested parties who wish to communicate with the Board, the Non-Executive Chairman and/or independent directors may do so by writing in care of the Company’s Corporate Secretary, indicating by title or name to whom correspondence should be directed. Correspondence should be sent to: Era Group Inc., Attn: Corporate Secretary, 818 Town & Country Blvd., Suite 200, Houston, Texas 77024 or by e-mail to corporatesecretary@eragroupinc.com. The independent directors have established procedures for handling communications from stockholders of the Company and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees will be forwarded to the Non-Executive Chairman and independent directors. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.
The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters. These procedures are published on the Company’s website, at www.erahelicopters.com, by clicking “Investors & Media,” then “Governance” and then “Governance Documents” (entitled Procedures for Addressing Complaints). Such complaints, reports or concerns may be communicated to the Company’s General Counsel or the Chairman of the Audit Committee through a toll-free hotline at +1 (855) 845-3468 or through an internet based reporting tool provided by NAVEX Global (www.eragroupinc.ethicspoint.com), each available on an anonymous and confidential basis. Complaints received are logged by the General Counsel, communicated to the Chairman of the Audit Committee and investigated, under the supervision of the Audit Committee, by the General Counsel. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), these procedures prohibit the Company from retaliating against any person who, in good faith, submits an accounting or auditing complaint, report or concern or provides assistance in the investigation or resolution of such matters.
Risk Oversight
The Company’s results of operations, financial condition and cash flows can be adversely affected by risk. The management of risk is central to the success of the Company and requires the involvement of the Board, officers and employees, all of whom are entrusted to develop a balanced and prudent approach to risk.
The Company has developed and implemented operational controls designed to identify and mitigate risk associated with its financial decisions, operations, legal compliance, business development, information technology systems, changing business conditions and initiation of new business lines. The Chief Executive Officer, with the assistance of the Senior Vice Presidents and other key executives, is responsible for, among other risk management measures:

•	implementing measures designed to ensure the highest standard of safety for personnel, the environment and property in performing the Company’s operations;

•	obtaining appropriate insurance coverage; and

•	evaluating and identifying risk related to the Company’s capital structure in light of a rigorous assessment of its business activities.
The Board has reviewed and evaluated, and expects to routinely review and evaluate, its risk profile to ensure that the measures implemented by the Company are adequate to execute and implement the Company’s strategic objectives. Issues related to risk are regularly discussed by the Chief Executive Officer and the rest of the senior management team with members of the Board both through informal communications, such as email and in-person meetings, and during formal Board meetings. Senior management makes a formal presentation to the Board regarding risk management issues at least once per year. In addition, the Board meets with a broad group of the Company’s managers at least once per year to permit directors to discuss company matters in a more informal environment than the typical meeting. Several Board members are familiar with the risks associated with the types of assets managed and owned by the Company and routinely engage in a dialogue with the Chief Executive Officer and appropriate members of senior management regarding such risks.
The Audit Committee, together with senior management, works to respond to recommendations from internal and external auditors and supervisory authorities regarding the Company’s compliance with internal controls and procedures, and other factors that could interfere with the successful implementation of the Company’s strategic plan. The Audit Committee also reviews the adequacy of the Company’s risk management policies and procedures and meet privately with company employees and the General Counsel to consider recommendations regarding policies related to risk management. In addition, senior management works closely with the General Counsel to facilitate compliance with foreign and domestic laws and regulations. The General Counsel also reports to the Board on company programs and initiatives that educate employees on these laws, regulations and any updates thereto, and facilitates the Company’s compliance therewith.
The Board believes that senior management’s procedures, combined with Board and Audit Committee oversight, enable the Company to properly and comprehensively assess risk from both an enterprise-wide and divisional perspective, thereby managing and observing the most substantive risks at each level within the Company.
Code of Business Conduct and Ethics
The Board has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Supplemental Code of Ethics. A copy of each of these documents, along with the charters of each of the committees described above, is available on the Company’s website at ir.erahelicopters.com, by clicking “Governance” then “Governance Documents”

and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.
The Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation, management succession, board committees and annual self-evaluation. The Code of Business Conduct and Ethics is applicable to the Company’s directors, officers and employees and the Supplemental Code of Ethics is applicable to the Company’s Chief Executive Officer and senior financial officers. The Company will disclose future amendments to, or waivers from, certain provisions of the Supplemental Code of Ethics on its website within two business days following the date of such amendment or waiver.
Stock Ownership Guidelines
Our Compensation Committee has adopted Stock Ownership Guidelines for non-management directors and executive officers pursuant to which such persons are expected to attain the minimum levels of stock ownership, including unvested restricted shares and stock underlying “in the money” vested options. All non-management directors and executive officers (other than as set forth below) attained compliance by June 1, 2016. Andrew Puhala, who joined the Company as Senior Vice President and Chief Financial Officer on September 14, 2015, and any other non-management directors and executive officers appointed after the date hereof must attain compliance by three years from the date of their appointment. The target ownership level of Company stock is expressed as a multiple of compensation in accordance with the following table:

Directors and Officers	Ownership Threshold
Non-management director	3x Annual Cash Retainer
CEO	4x Base Salary
Senior Vice Presidents	2x Base Salary
Other Executive Officers	1x Base Salary
Until the ownership threshold is achieved, non-management directors and executive officers may sell up to 50% of the shares of vested stock received after any selling or withholding of stock to pay taxes associated with vesting. The Compensation Committee is responsible for the administration of the Stock Ownership Guidelines, including granting any exception waivers, and addressing any executive officer noncompliance during annual performance reviews.
The Company does not have a specific equity or other security ownership requirements or guidelines for employees other than its executive officers. However, management level employees are encouraged to take an ownership stake in the Company and are specifically compensated with equity compensation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board has nominated the people listed below for election as directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. Although not anticipated, if any of the nominees becomes unavailable for any reason, the Board in its discretion may designate a substitute nominee. If a stockholder has filled out the accompanying proxy card, that stockholder’s vote will be cast for the substitute nominee.
The following table sets forth information with respect to each nominee for election as a director:

Name	Age	Position
Charles Fabrikant	72	Chairman of the Board of Directors
Christopher Bradshaw	40	Director
Ann Fairbanks	76	Director
Blaine Fogg	77	Director
Christopher P. Papouras	50	Director
Yueping Sun	60	Director
Steven Webster	65	Director
Charles Fabrikant served as the Company’s President and Chief Executive Officer from October 2011 to April 2012 and has served as Chairman of the Board since July 2011. Effective April 1, 2012, Mr. Fabrikant resigned from his position as President and Chief Executive Officer. He continues to serve as non-executive Chairman of the Board. Mr. Fabrikant is the Chief Executive Officer and Executive Chairman of SEACOR Holdings Inc. (“SEACOR”) and has been a director of SEACOR and several of its subsidiaries since its inception in 1989. Mr. Fabrikant served as President and Chief Executive Officer of SEACOR from 1989 through September 2010 and as a director of Dorian LPG Ltd. from 2013 through December 2015. Mr. Fabrikant is a graduate of Columbia University School of Law and Harvard University. Mr. Fabrikant is a director of Diamond Offshore Drilling, Inc., a contract oil and gas driller. He is also President of Fabrikant International Corporation, a privately owned corporation engaged in marine investments.
With over 30 years of experience in the maritime, transportation, investment and environmental industries, and his position as the founder of SEACOR and the Company’s former President and Chief Executive Officer, Mr. Fabrikant’s broad experience and deep understanding of the Company make him uniquely qualified to serve as non-executive Chairman of the Board.
Christopher Bradshaw has served as the President and Chief Executive Officer of the Company since November 2014 and Chief Financial Officer from October 2012 to September 2015. Mr. Bradshaw was appointed a director of the Company in February 2015. He served as the Company’s Acting Chief Executive Officer from August 2014 to November 2014. Additionally, Mr. Bradshaw is an officer and director of certain joint ventures and subsidiaries of the Company. From 2009 until 2012, Mr. Bradshaw served as Managing Partner and Chief Financial Officer of U.S. Capital Advisors LLC, an independent financial advisory firm that he founded. Prior to co-founding U.S. Capital Advisors LLC, Mr. Bradshaw was an energy investment banker at UBS Securities LLC, Morgan Stanley & Co., and PaineWebber Incorporated.
As Chief Executive Officer, Mr. Bradshaw provides valuable insight to the Board on the Company's day-to-day operations. Mr. Bradshaw also adds a valuable perspective to the Board given his strong background in corporate finance and investment banking within the energy sector.
Ann Fairbanks has been a member of the Board since March 2013. Mrs. Fairbanks is the founder and Chairman of the Fairbanks Investment Fund, a U.S. private equity fund. She is currently Chairman of the board of ProteoNic B.V., Invectys S.A., Routin S.A., and Layalina Productions, a non-profit organization. Mrs. Fairbanks served in a number of U.S. government positions, including as Executive Director of the Federal Home Loan Bank Board from 1983 to 1987, as Deputy Assistant Director for Economic Policy on the White House Domestic Policy Staff of President Ronald Reagan from 1981 to 1983, and as Presidential Appointee on the founding board of the Federal Home Loan Mortgage Corporation until 1994. Mrs. Fairbanks formerly served as Lead Director of ING Direct until its sale to Capital One Bank in 2010. Mrs. Fairbanks serves on the board of directors and Executive Committee of the French-American Foundation in New York since 2002, and serves as a member of each of the National Committee of the Aspen Music Festival since 2001 and the International Women’s Forum in Washington, D.C. since 1996. Mrs. Fairbanks formerly served as a member of the board of directors of the French-American Foundation in France from 2006 to 2010.
Mrs. Fairbanks’ extensive experience with investment activities and board positions provides additional depth to the Board’s analysis and evaluation of investment and acquisition opportunities and other corporate opportunities and enhances the Board’s leadership and corporate governance experience.

Blaine V. (“Fin”) Fogg has been a member of the Board since January 2013. Mr. Fogg served on SEACOR’s board of directors from September 2010 to January 2013. Mr. Fogg is Of Counsel at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, practicing corporate and securities law. He previously was a partner at the firm from 1972 until 2004. Mr. Fogg has been a director of Griffon Corporation, a diversified management and holding company, since May 2005, and has been President of The Legal Aid Society of New York since November 2009.
Mr. Fogg’s decades of experience as a corporate and securities lawyer concentrating on mergers, acquisitions and other corporate transactions add value to the Board with respect to transactional matters and corporate governance.
Christopher P. Papouras has been a member of the Board since March 2013. Mr. Papouras has been President of Nabors Drilling Solutions, a newly formed entity that provides oil and gas drilling services, since 2015, and Chairman of Canrig Drilling Technology, Ltd., a leading supplier of drilling equipment for the oil and gas drilling industry, since February 2016. Prior to that, Mr. Papouras was President of Canrig Drilling Technology, Ltd. from 1998 to February 2016, President of Epoch Well Services, Inc., a provider of information technology services to the oil and gas industry, Assistant to the Chairman of Nabors Industries, Inc., a land drilling contractor and subsidiary of Nabors Industries Ltd., and a member of the board of directors of Accend, Inc., a private company that offers software solutions for the oil and gas industry. Mr. Papouras currently serves on the board of directors of Quantico Energy Solutions LLC, a data analytics company with a focus on the oil and gas industry, and Reelwell AS, an oilfield service company. Mr. Papouras is active in the Young Presidents’ Organization, serves on the board of directors of Knowledge is Power Program, Houston Public Schools and serves as Chairman of the board of directors and member of the Executive Committee of the Boys & Girls Club of Greater Houston.
Mr. Papouras brings extensive industry experience as well as corporate leadership and financial and operational management experience to the Board.
Yueping Sun has been a member of the Board since March 2013. Ms. Sun has been Of Counsel for the law firm of Yetter Coleman LLP since 2005, where her principal areas of practice include corporate and securities law. She also has served as Rice University Representative since 2004. Previously, Ms. Sun practiced law in New York City with White & Case LLP and Sidley Austin Brown & Wood LLP. Ms. Sun is a board member of the Asia Society Texas Center, Teach for America and the United Way of Greater Houston, a trustee of Texas Children’s Hospital and honorary co-chair of Rice’s Baker Institute Roundtable. Ms. Sun also serves as a member of the advisory board of Rice’s Shepherd School of Music, the Kinder Institute for Urban Research, Asian Chamber of Commerce, Chinese Community Center, and the Mayor’s International Trade and Development Council for Asia/Australia. Ms. Sun has been recognized by several organizations for her contributions to the community, including the 2010 International Executive of the Year, Texas China Distinguished Leader in Education Award, the 2011 Asian American Leadership Award, Woman on the Move, one of the 50 Most Influential Women of 2010 and the 2012 ABC Channel 13 Woman of Distinction.
Ms. Sun’s experience as a corporate and securities lawyer concentrating on cross-border and other corporate transactions adds value to the Board with respect to transactional matters and corporate governance, and her broad experience provides for enhanced Board diversity.
Steven Webster has been a member of the Board since January 2013. Mr. Webster served on SEACOR’s board of directors from September 2005 to January 2013. Since 2005, Mr. Webster has been a Co-Managing Partner of Avista Capital Partners LP, a private equity investment business that he co-founded that focuses on the energy, healthcare and other industries. From 2000 through June 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston’s Alternative Capital Division. From 1988 through 1997, Mr. Webster was Chairman and Chief Executive Officer of Falcon Drilling Company, Inc. (“Falcon Drilling”), an offshore drilling company he founded, and through 1999, served as President and Chief Executive Officer of R&B Falcon Corporation (“R&B Falcon”), the successor to Falcon Drilling formed through its merger with Reading & Bates Corporation. Mr. Webster served as a Vice Chairman of R&B Falcon until 2001 when it merged with Transocean, Inc. Mr. Webster formerly served on the board of directors of the General Partner of Hi-Crush Partners LP, Crown Resources Corporation, Brigham Exploration Company, Goodrich Petroleum Corporation, Grey Wolf, Inc., Basic Energy Services Inc., Hercules Offshore Inc., Encore Bancshares, Inc., Seabulk International Inc., Solitario Exploration & Royalty Corporation, Geokinetics Inc. and Pinnacle Gas Resource. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc., a Houston based independent energy company engaged in the exploration, development and production of natural gas and oil. He is also a Trust Manager of Camden Property Trust, a real estate investment trust specializing in multi-family housing, and director of Oceaneering International Inc., a Houston based subsea engineering and applied technology company, and various private companies.
Mr. Webster’s extensive experience with private equity and equity-related investments provides additional depth to the Board’s analysis of investment and acquisition opportunities. His board positions and his experience as Chairman and Chief Executive Officer of a public company provide additional experience to the Board in evaluating corporate opportunities.

Voting
Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Meeting and voting on the matter. If you do not wish your shares to be voted for any particular nominee, please identify any nominee for whom you “withhold authority” to vote on the enclosed proxy card.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table provides information with respect to the beneficial ownership of the Common Stock as of March 31, 2017 by:

•	each director of the Company;

•	each executive officer named in the summary compensation table;

•	all of the Company’s current directors and executive officers as a group; and

•	each of the Company’s stockholders who are known to be the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock.
As of March 31, 2017, there were 21,270,272 shares of the Common Stock outstanding.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities they hold.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers:
Charles Fabrikant(1)	658,263	3.06%
Christopher S. Bradshaw(2)	360,250	1.67%
Shefali Shah(3)	129,769	*
Steven Webster(4)	127,830	*
Stuart Stavley(5)	113,799	*
Paul White(6)	86,822	*
Blaine Fogg(7)	59,708	*
Andrew L. Puhala(8)	55,049	*
Ann Fairbanks(9)	25,196	*
Christopher P. Papouras(10)	23,557	*
Yueping Sun(11)	23,321	*
All directors and executive officers as a group (12 individuals)(12)	1,696,864	7.88%
Principal Stockholders:
Wellington Management Company LLP(13) 280 Congress Street Boston, MA 02110	2,751,787	12.79%
BlackRock, Inc.(14) 40 East 52nd Street New York, NY 10022	2,287,203	10.63%
Dimensional Fund Advisors LP(15) Building One 6300 Bee Cave Road Austin, TX 78476	1,681,711	7.81%
Van Den Berg Management I, Inc.(16) 805 Las Cimas Parkway Suite 430 Austin, TX 78746	1,630,820	7.58%
Richard Mashaal(17) Senvest Management, LLC 540 Madison Avenue, 32ND Floor New York, NY 10022	1,473,614	6.85%
Royce & Associates, LP(18) 745 Fifth Avenue New York, NY 10151	1,213,820	5.64%

_____________________

*	Individually less than 1.00%.

(1)
Includes: (i) 218,171 shares of Common Stock owned directly; (ii) 323,529 shares owned by Fabrikant International Corporation, of which Mr. Fabrikant is President, (iii) 60,000 held by the Charles Fabrikant 2012 GST Exempt Trust, of which Mrs. Fabrikant is a trustee, (iv) 37,821 shares held by the Charles Fabrikant 2009 Family Trust, of which Mr. Fabrikant is a trustee, (v) 12,000 shares owned by the Sara J. Fabrikant 2012 GST Exempt Trust, of which Mr. Fabrikant is a trustee, (vi) 800 shares owned by the Harlan Saroken 2009 Family Trust, of which Mrs. Fabrikant is a trustee, (vii) 800 shares owned by the Eric Fabrikant 2009 Family Trust, of which Mrs. Fabrikant is a trustee and (viii) 5,142 shares of restricted stock over which Mr. Fabrikant exercises sole voting power.

(2)
Includes 143,954 shares of restricted stock over which Mr. Bradshaw exercises sole voting power and options to purchase 85,000 shares of Common Stock that have vested. Excludes options to purchase 15,000 shares of the Common Stock that have not yet vested and will not vest within 60 days of March 31, 2017.

(3)
Includes 67,825 shares of restricted stock over which Ms. Shah exercises sole voting power and options to purchase 18,750 shares of Common Stock that have vested. Excludes options to purchase 6,250 shares of the Common Stock that have not yet vested and will not vest within 60 days of March 31, 2017.

(4)	Includes 5,142 shares of restricted stock over which Mr. Webster exercises sole voting power and options to purchase 80,304 shares of Common Stock that have vested.

(5)	Includes 46,427 shares of restricted stock over which Mr. Stavley exercises sole voting power and options to purchase 15,000 shares of Common Stock that have vested.

(6)	Includes 46,427 shares of restricted stock over which Mr. White exercises sole voting power and options to purchase 15,000 shares of Common Stock that have vested.

(7)	Includes 5,142 shares of restricted stock over which Mr. Fogg exercises sole voting power and options to purchase 33,460 shares of Common Stock that have vested.

(8)
Includes 40,826 shares of restricted stock over which Mr. Puhala exercises sole voting power and options to purchase 5,000 shares of Common Stock that have vested. Excludes options to purchase 10,000 shares of Common Stock that have not yet vested and will not vest within 60 days of March 31, 2017.

(9)	Includes 5,142 shares of restricted stock over which Mrs. Fairbanks exercises sole voting power.

(10)	Includes 5,142 shares of restricted stock over which Mr. Papouras exercises sole voting power.

(11)	Includes 5,142 shares of restricted stock over which Mrs. Sun exercises sole voting power.

(12)
Includes Mmes. Shah, Fairbanks and Sun, Jennifer Whalen and Messrs. Fabrikant, Bradshaw, Stavley, White, Puhala, Fogg, Papouras and Webster. The address for each such individual is c/o Era Group Inc., 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.

(13)
According to a Schedule 13G amendment filed on February 9, 2017 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investments Advisors Holdings LLP and Wellington Management Company LLC (collectively, “Wellington”), Wellington has shared voting power with respect to 2,158,767 shares of Common Stock and shared dispositive power with respect to 2,751,787 shares of Common Stock. Wellington serves as an investment advisor and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 2,751,787 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(14)
According to a Schedule 13G amendment filed on January 12, 2017 by BlackRock Inc. (“BlackRock”), BlackRock has sole voting power with respect to 2,255,144 shares of Common Stock and sole dispositive power with respect to 2,287,203 shares of Common Stock. BlackRock serves as a parent holding company, and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 2,287,203 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(15)
According to a Schedule 13G amendment filed on February 9, 2017 by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has sole voting power with respect to 1,622,969 shares of Common Stock and sole dispositive power with respect to 1,681,711 shares of Common Stock. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares of Common Stock owned by the Funds or may be deemed to be the beneficial owner of the shares of Common Stock. However, all of the Common Stock reported herein is owned by the Funds and Dimensional disclaims beneficial ownership of all such securities. Various funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. No one such Fund’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(16)
According to a Schedule 13G amendment filed on February 9, 2017 by Van Den Berg Management I, Inc. ("Van Den Berg"), Van Den Berg has sole voting power and dispositive power over 1,630,820 shares of Common Stock. Van Den Berg is an investment adviser, and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,630,820 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(17)
According to a Schedule 13G amendment filed on February 13, 2017 by Senvest Management, LLC ("Senvest") and Richard Mashaal, each has shared voting and dispositive power with respect to 1,473,614 shares of Common Stock.  The reported shares are held by Senvest Master Fund, L.P. (“Senvest Master”). Senvest is an investment manager of Senvest Master and Richard Mashaal is managing member of Senvest.  For purposes of the reporting requirements of the Exchange Act, Senvest and Richard Mashaal, in his capacities with Senvest, may be deemed to beneficially own 1,473,614 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

(18)
According to a Schedule 13G amendment filed on January 6, 2017 by Royce & Associates, LP ("Royce"), Royce has sole voting power and dispositive power over 1,213,820 shares of Common Stock. Royce is an investment adviser, and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,213,820 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than ten percent (10%) of the Common Stock report his or her initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports with respect to the most recent fiscal year.
Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no other reports were required for such reporting persons, the Company believes that all Section 16(a) reports were filed on a timely basis with respect to the most recent fiscal year.
COMPENSATION OF DIRECTORS
Pursuant to the Company’s director compensation package for members of the Board who are not employees of the Company, the Company’s directors are entitled to an annual cash retainer of $60,000 and are also entitled to additional cash compensation of $2,000 for each meeting of the Board or its committees attended in person or by video conference and $1,000 for each such meeting attended telephonically. In addition, the Company’s non-executive Chairman is entitled to an additional annual cash retainer of $160,000 and the chairpersons of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are entitled to additional annual cash retainers of $20,000, $15,000 and $10,000, respectively. In light of the market downturn and in an effort to maximize the Company’s liquidity position, the Company’s non-employee directors voluntarily reduced their annual cash retainers by ten percent (10%) during 2016. During 2016, the annual cash retainers for the Company’s non-employee directors were reduced from $60,000 to $54,000 and the annual cash retainers for the chairpersons of each of the Board, the Audit Committee, Compensation Committee and the Nominating and Governance Committee were reduced from $160,000, $20,000, $15,000 and $10,000, respectively, to $144,000, $18,000, $13,500 and $9,000, respectively. Effective January 1, 2017, the annual cash retainers were adjusted back to prior levels in effect during 2015.
Directors also are eligible for equity awards under the Company’s 2012 Share Incentive Plan. The Company expects that annual equity awards to non-employee directors will be in the form of restricted stock awards that will vest on the first anniversary of the grant date. The annual grants are generally expected to have a value of $60,000 (5,142 shares of restricted stock for the grant made in March 2017). In recognition of the voluntary reductions in the annual cash retainers, the value of the annual equity awards to the Company’s non-employee directors made in March 2016 were increased to $87,500, $67,500, $69,375, $70,000, $67,500 and $68,750 for each of Mr. Fabrikant, Mrs. Fairbanks, Messrs. Fogg and Papouras, Mrs. Sun, and Mr. Wesbter, respectively. Accordingly, in March 2016, 8,263 shares of restricted stock were awarded to Mr. Fabrikant, 6,374 shares of restricted stock were awarded to Mrs. Fairbanks, 6,551 shares of restricted stock were awarded to Mr. Fogg, 6,610 shares of restricted stock were awarded to Mr. Papouras, 6,374 shares of restricted stock were awarded to Ms. Sun and 6,492 shares of restricted stock were awarded to Mr. Webster.
In addition, upon election to the Board, directors will generally receive an initial award of 4,000 shares of restricted stock that will also vest in equal installments over four years. If a non-employee director’s service as a director of the Company terminates upon death, disability or change in control of the Company, any unvested restricted stock awards will become fully vested. If a non-employee director’s service as a director of the Company terminates for any other reason, the unvested restricted stock awards will be forfeited.
NON-EMPLOYEE DIRECTOR COMPENSATION TABLE
The following table shows the compensation of the Company’s non-employee directors for the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Charles Fabrikant	$205,000	$87,500	$292,500
Ann Fairbanks(2)(3)	65,000	67,500	132,500
Blaine Fogg(3)(4)	83,500	69,375	152,875
Christopher Papouras(3)	86,000	70,000	156,000
Yueping Sun(2)(4)	65,000	67,500	132,500
Steven Webster(2)(4)	73,000	68,750	141,750
______________________

(1)
On March 14, 2016, 8,263 shares of restricted stock were awarded to Mr. Fabrikant, 6,374 shares of restricted stock were awarded to Mrs. Fairbanks, 6,551 shares of restricted stock were awarded to Mr. Fogg, 6,610 shares of restricted stock were awarded to Mr. Papouras, 6,374 shares of restricted stock were awarded to Ms. Sun and 6,492 shares of restricted stock were awarded to Mr. Webster. These awards will vest on the first anniversary of the grant. The dollar amount of stock awards set forth in this column is equal to the grant date fair value of such stock awards calculated in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of grant date value are set forth in Notes 1 and 12 of the Notes to the Consolidated Financial Statements in Item 8 of the Company's Annual Report on Form 10-K filed with the SEC on March 8, 2017.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee.

The following table shows the outstanding shares of restricted stock held by each non-employee director as of December 31, 2016.

Non-employee Director	Outstanding Shares of Restricted Stock
Charles Fabrikant	9,263
Ann Fairbanks	7,374
Blaine Fogg	7,551
Christopher Papouras	7,610
Yueping Sun	7,374
Steven Webster	7,492
EXECUTIVE COMPENSATION
This discussion sets forth the compensation of the following “Named Executive Officers” of the Company:

•	Christopher Bradshaw, President and Chief Executive Officer

•	Shefali Shah, Senior Vice President, General Counsel and Corporate Secretary

•	Andrew Puhala, Senior Vice President, Chief Financial Officer

•	Stuart Stavley, Senior Vice President, Operations & Fleet Management

•	Paul White, Senior Vice President, Commercial
In reviewing this Executive Compensation section, please note that the Company is an “emerging growth company” and under the JOBS Act is exempt from certain executive compensation disclosures otherwise required by Item 402 of Regulation S-K, as well as from holding say-on-frequency and say-on-pay advisory votes on executive compensation.
Executive Summary - 2016 Company Performance and Compensation Actions
In the year ended December 31, 2016, approximately 88% of the Company’s operating revenues were derived from helicopter services, including emergency search and rescue services, provided to customers primarily engaged in offshore oil and gas exploration, development and production activities. As such, the Company’s results are tied to the highly cyclical offshore oil and gas market with demand linked to the price of oil and gas, which tends to fluctuate depending on many factors, including global economic activity, levels of inventory and overall demand.
Like many of its peers, the Company’s financial performance was impacted by the significant decline in oil prices resulting in an industry-wide downturn that began in 2014 and continued through 2016 and into 2017. The price of oil has declined significantly from over $100 per barrel in July 2014 to below $40 per barrel in March 2016 and recovering slightly to just over $50 per barrel in March 2017. This decline impacted the operational plans and cash flows of the Company’s oil and gas customers, resulting in the reduction of their capital and operating expenditures from prior levels. These developments adversely affected the Company and resulted in excess capacity of the Company’s medium and heavy helicopters during 2016 that was higher than in prior years.
Despite very challenging market conditions throughout the year, during 2016, the Company:

•	generated positive operating cash flows of $59 million;

•	continued to implement cost control initiatives and maintained a company-wide freeze on base salaries;

•	upgraded its fleet by taking delivery of two additional AW189 heavy helicopters;

•	engaged in the sales of assets, including the sale of two hangars in Alaska for proceeds of $29 million, resulting in recognized gains of $4.8 million over net book value;

•	reduced total debt by $39 million and increased cash balances, including escrow deposits, by $16 million, resulting in a $55 million reduction in net debt; and

•	amended its revolving credit facility to ensure access to liquidity through the downturn.
The Company believes that it is well positioned to maintain its strong balance sheet and sufficient liquidity that provide a stable foundation in the current market environment and that are expected to permit it to, together with operational efficiency improvements benefiting the Company and its customers, maintain and improve customer relationships and competitive position.
The Compensation Committee regularly reviews the Company’s compensation programs to ensure they align with key business results and shareholder interest and to ensure that actual pay aligns with overall performance. Although our Named Executive Officers made significant contributions to the Company’s operational achievements during 2016, in light of the oil and gas market downturn and in an effort to strengthen the Company’s liquidity, the Compensation Committee took the following actions in respect of the compensation of the Named Executive Officers:

•	approved ten percent (10%) reductions to base salaries for 2016 as voluntarily requested by the Named Executive Officers, as illustrated in the table below:

Named Executive Officer	2015 Base Salary	2016 Base Salary	$ of Reduction
Christopher Bradshaw	$525,000	$472,500	$(52,500)
Shefali Shah	335,000	301,500	(33,500)
Andrew Puhala	275,000	247,500	(27,500)
Stuart Stavley	250,000	225,000	(25,000)
Paul White	250,000	225,000	(25,000)

•
applied negative discretion to significantly reduce the 2015 annual cash bonus awards despite the Company exceeding the pre-established safety and financial performance goals, as illustrated in the table below:

Named Executive Officer	Target Bonus Opportunity	Amount Payable	Amount Paid	Committee-Approved Reduction ($)	Committee- Approved Reduction (%)
Christopher Bradshaw	$787,500	$1,088,397	$520,000	$(568,397)	(52%)
Shefali Shah	335,000	470,817	250,000	(220,817)	(47%)
Andrew Puhala(1)	60,156	86,651	50,000	(36,651)	(42%)
Stuart Stavley	187,500	263,517	150,000	(113,517)	(43%)
Paul White	187,500	263,517	150,000	(113,517)	(43%)
______________________

(1)
Mr. Puhala joined the Company as Senior Vice President, Chief Financial Officer on September 14, 2015. Accordingly, his bonus payment for the fiscal year 2015 was prorated to reflect the length of time of his employment with the Company.

•
set performance measures under the 2016 annual bonus plan such that the Adjusted EBITDA threshold under the 2016 Plan exceeds the Company’s budgeted 2016 Adjusted EBITDA, thereby reducing the actual cash bonus awards to the Named Executive Officer under the 2016 Plan unless there is significant improvement in the Company’s business.

Core Elements of 2016 Compensation
The compensation of the Named Executive Officers generally consists of a combination of base salary, bonuses and equity-based compensation. Named Executive Officers also participate in the benefit programs available to all salaried employees of the Company.
Below is a summary of the core elements of our Named Executive Officers’ compensation for the 2016 fiscal year, each of which is reviewed annually:

Element	Objective	Design Elements
Base Salary	Provide a baseline level of cash compensation to recognize qualifications and industry experience	Reviewed annually with consideration given to salary at the peer companies and individuals performance and experience
Cash Bonus	Motivate and reward executive officers’ contributions to achieve short-term performance goals	Executives rewarded for the achievement of pre-established safety, financial and individual performance goals
Long-term Incentives	Participate in stock price appreciation, align goals with those of shareholders and encourage retention	One-time grants of shares of restricted stock and stock options upon hire or promotion and annual grants of shares of restricted stock, in each case vesting over time, subject to continued employment
Retirement Benefits	Provide retirement benefits and encourage retention
All eligible employees receive qualified, non-elective Company contributions in an amount equal to 3% of eligible pay plus a matching amount equal to 100% of the first 3% of eligible compensation contributed to the plan; the aggregate Company contributions are limited by maximum eligible compensation thresholds as per IRS regulations

Employee Stock Purchase Plan (ESPP)	Encourage employee savings, stock ownership and align interests with shareholders	All employees may voluntarily contribute up to $21,250 each year through payroll deduction to purchase shares of the Company’s Common stock at a 15% discount
Health and Welfare Benefits	Provide health and welfare benefits to executives	Health and welfare benefits including medical, dental, vision and disability coverage provided to all employees
Current Executive Compensation “Best Practices”
For 2016, the Company employed the following executive compensation best practices:

•	No Employment Contracts with Named Executive Officers: The Company does not maintain any employment contracts with the Named Executive Officers.

•
Annual Cash Bonus Plan: The Company adopted an annual cash bonus plan providing for payment of annual cash bonuses subject to the attainment of certain pre-established safety, financial and individual performance goals.

•
Deferred 40% of 2016 Annual Bonuses: The Company continued its practice of deferring payment of 40% of the Named Executive Officers’ annual bonuses to subsequent years subject to each such Named Executive Officer’s continued employment with the Company (other than in connection with certain involuntary termination events).

•
No Guaranteed Bonuses: The Company believes that bonuses should reflect actual Company and individual performance; therefore, the Company does not guarantee bonus payments to the Named Executive Officers.

•	No Perquisites: The Company does not grant perquisites to the Named Executive Officers that are different from the perquisites available to all the Company’s employees generally.

•
No Tax Gross-ups: The Company has never provided any tax gross-up payments to the Named Executive Officers and has no contract or agreement with any Named Executive Officer that provides for a tax gross-up payment, including those related to change-of-control payments subject to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

•	No Repricing or Replacing Outstanding Stock Options: The Company has never repriced or replaced any of its outstanding stock options.

•	Clawback Policy: The Company has a clawback policy applicable to the Named Executive Officers’ executive compensation.

•	Stock Ownership Guidelines: The Company has adopted Stock Ownership Guidelines that apply to the Named Executive Officers to ensure that minimum levels of stock ownership are attained and maintained.

•	No Hedging or Pledging By Named Executive Officers: The Company has adopted prohibitions against hedging or pledging (unless our General Counsel consents to the pledge) of the shares of Common Stock.

How We Determine Executive Compensation
The Company does not set targets for the mix of compensation among the various elements when determining compensation. The mix of value attributable to each of the elements of compensation is generally driven by the Company’s desire to emphasize variable and at risk compensation, such as cash bonus and long-term incentives, over fixed compensation. The Company believes this approach to compensation allocation supports its culture and aligns Named Executives Officers with shareholders.
Individual performance has a significant impact on determining each compensation component, other than for certain benefits that are provided to all of our employees. Each Named Executive Officer’s annual performance is evaluated based on a review of his or her individual contributions to the business results both for the year and the long-term impact of the individual’s behavior and decisions.
The summary below provides a discussion of how the Company designs, and why the Company chooses to pay, each of the core elements of our executive compensation programs and explains what was paid to each Named Executive Officer in respect of 2016 performance.
Role of Peer Group
The Company’s peer companies (“Peer Companies”), which are periodically reviewed and updated by the Compensation Committee as necessary, consist of other public helicopter service companies and oilfield services companies against whom we compete for executive talent, including:

Air Methods Corp. Basic Energy Services, Inc. CHC Group, Ltd. Erickson Incorporated Gulfmark Offshore, Inc. Hornbeck Offshore Services, Inc.	Bristow Group, Inc. C&J Energy Services, Ltd. Key Energy Services Inc. PHI Inc. SEACOR Holdings Inc. Tidewater Inc.
While the Compensation Committee does not think it is appropriate to establish compensation based solely on benchmarking compared to the Peer Companies, the Compensation Committee believes that reviewing peer information is useful for two reasons. First, the Company’s compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to the Company’s shareholders. Second, peer review allows the Compensation Committee to assess the reasonableness of the Company’s compensation practices. This process allows the Company to achieve one of its primary objectives of maintaining competitive compensation opportunities to ensure retention when justified and rewarding the achievement of Company objectives so as to align with shareholder interest.
Annual Base Salary
The base salary levels for the Named Executive Officers are determined based on the experience and skill required for executing the Company’s business strategy and overseeing operations and are adjusted as appropriate at levels designed to be consistent with professional and market standards.
In light of the market downturn and in an effort to maximize the Company’s liquidity position, voluntary reductions in the base salaries of the Named Executive Officers were effected for 2016 pursuant to letter agreements executed with each Named Executive Officer in December 2015. As a result, the 2016 annual base salaries for each of the Named Executive Officers were reduced as follows:

Named Executive Officer	2015 Base Salary	2016 Base Salary	$ of Reduction
Christopher Bradshaw(1)	$525,000	$472,500	$52,500
Shefali Shah	335,000	301,500	33,500
Andrew Puhala(2)	275,000	247,500	27,500
Stuart Stavley	250,000	225,000	25,000
Paul White	250,000	225,000	25,000
______________________

(1)	From November 28, 2014 through September 14, 2015, Mr. Bradshaw served as President, Chief Executive Officer and Chief Financial Officer.

(2)	Following his appointment effective September 14, 2015, Mr. Puhala’s salary was $275,000.

Effective January 1, 2017, the base salaries for the Named Executive Officers were adjusted back to the base salaries in effect during 2015, and Mr. Bradshaw’s base salary was adjusted to $595,000. Effective January 1, 2017, the base salaries were $595,000 for Mr. Bradshaw, $335,000 for Ms. Shah, $275,000 for Mr. Puhala, $250,000 for Mr. Stavley and $250,000 for Mr. White.
Annual Cash Bonus Compensation
In February 2016, the Compensation Committee approved and adopted an annual cash bonus plan for the fiscal year 2016 (the “2016 Plan”), in which each of the Named Executive Officers participated. The 2016 Plan provided for payment of cash bonuses following the completion of the 2016 fiscal year subject to the attainment of certain performance goals achieved during the 2016 fiscal year. Performance goals included safety metrics, achievement of earnings before interest, taxes, depreciation and amortization adjusted to exclude special items (“Adjusted EBITDA”) and individual performance objectives. Each Named Executive Officer was eligible to earn the applicable maximum award under the 2016 Plan, subject to reduction at the discretion of the Compensation Committee, based on the level of achievement of the applicable performance measures. The applicable target and maximum bonus award opportunities for each Named Executive Officer under the 2016 Plan remained at the same level as those under the annual cash bonus plan for the fiscal year 2015. The 2016 Plan was structured such that the Adjusted EBITDA threshold under the 2016 Plan exceeded the Company’s budgeted 2016 Adjusted EBITDA, thereby designed to result in lower actual cash bonus awards to the Named Executive Officers under the 2016 Plan unless there was significant improvement in the Company’s business during fiscal 2016. Following the completion of the 2016 fiscal year, the Compensation Committee certified that the threshold Adjusted EBITDA established under the 2016 Plan was not achieved. As a result, the portion of the bonus award opportunities subject to achievement of Adjusted EBITDA was not earned. The Compensation Committee approved 2016 annual cash bonus awards for each Named Executive Officer based upon actual performance under the terms of the 2016 Plan and without the application of negative discretion as presented below:

Named Executive Officer	Target Bonus Opportunity	Maximum Bonus Opportunity	2016 Annual Cash Bonus Awards
Christopher Bradshaw	$787,500	$1,575,000	$396,113
Shefali Shah	335,000	670,000	168,505
Andrew Puhala(1)	206,250	412,500	82,088
Stuart Stavley	187,500	375,000	86,109
Paul White	187,500	375,000	86,109
______________________

(1)
Mr. Puhala joined the Company as Senior Vice President, Chief Financial Officer on September 14, 2015. Accordingly, his bonus payment for the fiscal year 2015 was prorated to reflect the length of time of his employment with the Company.

The annual cash bonus awards to the Named Executive Officers are payable over three years, 60% in the year awarded (for services in the prior calendar year) and 20% in each of the next two subsequent years. Interest is paid on the deferred portion of this cash bonus compensation at the Company’s borrowing rate at the time of payment, currently LIBOR plus 225 bps or approximately 3.0% per annum.
In February 2017, the Compensation Committee approved and adopted an annual cash bonus plan for the fiscal year 2017 (the “2017 Plan”), in which each of the Named Executive Officers participate. The 2017 Plan provides for payment of cash bonuses following the completion of the 2017 fiscal year subject to the attainment of certain performance goals. Performance goals include safety metrics, achievement of Adjusted EBITDA and individual performance objectives. Each Named Executive Officer is eligible to earn the applicable maximum award under the 2017 Plan, subject to reduction at the discretion of the Compensation Committee, based on the level of achievement of the applicable performance measures. The applicable target and maximum bonus award opportunities for each Named Executive Officer under the 2017 Plan are presented below and remain at the same levels as those under the 2016 Plan, other than with respect to Mr. Bradshaw due to the adjustment to his base salary effective January 1, 2017.

Named Executive Officer	Target Bonus Opportunity	Maximum Bonus Opportunity
Christopher Bradshaw	$892,500	$1,785,000
Shefali Shah	335,000	670,000
Andrew Puhala	206,250	412,500
Stuart Stavley	187,500	375,000
Paul White	187,500	375,000

The Company previously adopted the Era Group Inc. Management Incentive Plan (the “MIP”) to allow it to award annual bonus compensation that is intended to comply with the requirements of Section 162(m) of the Code. For a description of the MIP see “Other Compensation Plans and Arrangements - Era Management Incentive Plan” below.
Equity Compensation
The Company has adopted the Era Group Inc. 2012 Share Incentive Plan (the “2012 Share Incentive Plan”). The Compensation Committee, with input from management, determines the amount and allocation of equity awards on a case-by-case basis for each individual, which the Company believes is the best approach for it. The Company currently employs two types of equity-based awards: (1) annual restricted stock grants; and (2) one-time restricted stock and stock option grants in respect of promotions or new hire appointments. For fiscal year 2016, the Compensation Committee considers, among other things, the following factors when granting equity awards to the Named Executive Officers: (i) the executive’s roles and responsibilities; (ii) retentive value with respect to existing executive officers; and (iii) an estimate of the value of such awards. There were no stock option awards approved by the Compensation Committee during fiscal 2016.
In March 2016, the Compensation Committee awarded Mr. Bradshaw 61,900 shares of restricted stock, Ms. Shah 37,025 shares of restricted stock, Mr. Puhala 9,125 shares of restricted stock, and each of Messrs. Stavley and White 27,650 shares of restricted stock. Each of these annual restricted stock awards vest in equal installments on each of the first three anniversaries of the grant date. In addition, in recognition of the voluntary base salary reductions taken by the Named Executive Officers for the 2016 calendar year and the incremental reductions to 2015 annual cash bonus awards approved by the Compensation Committee, the Compensation Committee awarded Mr. Bradshaw 30,225 shares of restricted stock, Ms. Shah 12,125 shares of restricted stock, Mr. Puhala 4,700 shares of restricted stock, and each of Messrs. Stavley and White 6,550 shares of restricted stock as one-time grants vesting on the first anniversary of the grant date. These one-time restricted stock awards were approved in March 2016 and the awards to Mr. Bradshaw and Ms. Shah were conditioned upon meeting certain financial metrics that were met as of December 31, 2016.
Stock Ownership
The Company has also adopted Stock Ownership Guidelines to ensure that the Named Executive Officers attain and maintain minimum levels of stock ownership. For a description of the Stock Ownership Guidelines see “Stock Ownership Guidelines.”
Clawback Policy
The Company has adopted a clawback policy pursuant to which it will seek to recoup compensation paid to Named Executive Officers in the event the Company is required to publish a restatement to any of its previously published financial statements as a result of: 1) the material noncompliance of the Company with any applicable financial reporting requirement under the U.S. federal securities laws or 2) the fraud, theft, misappropriation, embezzlement or intentional misconduct by an executive.
Policy Against Pledging and Hedging Company Securities
The Company has adopted policies prohibiting hedging and pledging (unless our General Counsel consents to the pledge) of Company securities by our directors, senior officers and employees.
Employment and Other Contracts and Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control
2012 Share Incentive Plan
Under the 2012 Share Incentive Plan, stock options and restricted stock are payable or vest upon the death, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change in control.” However, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.” In addition, it has been the Company’s practice to accelerate the payment of outstanding cash bonuses in similar circumstances, but it is under no contractual obligation to do so other than as provided in the Severance Plan.
Era Group Inc. Executive Severance Plan
The Compensation Committee believes that it is important to provide the Named Executive Officers with certain severance payment(s) upon a change in control in order to establish a sense of stability in the event of transactions that may create uncertainty regarding our Named Executive Officers’ future employment. Such payments maximize shareholder value by encouraging the Named Executive Officers to objectively review any proposed transaction to determine whether such proposal is in the best interest of our shareholders, irrespective of whether or not the Named Executive Officer will continue to be employed post-transaction. Executive officers at other companies in our industry and the general market commonly have severance plans or equity compensation plans that provide for severance benefits or accelerated vesting for equity upon a change in control event, and the Company believes its adoption of the Severance Plan (as described below) is aligned with competitive market practices.

The Company provides the Named Executive Officers with certain severance payment(s) upon a change in control pursuant to the Era Group Inc. Executive Severance Plan (“Severance Plan”) and also provides for the acceleration of vesting for equity-based compensation awards upon certain termination events and upon a change in control. The Severance Plan provides severance benefits to eligible employees, including the Named Executive Officers, designated by the Compensation Committee, whose employment is terminated by the Company without “cause” or by the participant for “good reason” in connection with a “change in control” (as such terms are defined in the Severance Plan) (in either case, a “Qualifying Termination”).
Upon a Qualifying Termination, a Named Executive Officer will be eligible to receive the following benefits:  (a) a lump sum cash payment equal to two times the sum of annual base salary and target annual bonus (three times for the Company’s President and Chief Executive Officer); (b) pro-rata target bonus for the year of termination; (c) a lump sum cash payment equal to COBRA premiums for 18 months; and (d) outplacement services not to exceed $25,000.  In order to receive severance payments, the Named Executive Officer must execute a general release of claims in favor of the Company.  As a condition to participation in the Severance Plan, all participants are subject to confidentiality obligations, as well as non-solicitation and noncompetition restrictions during their employment with the Company and for 18 months thereafter (two years for the Company’s President and Chief Executive Officer).
In the event that any payment or benefit due to a Named Executive Officer would be subject to the excise tax under Section 4999 of the Code, based on such payments being classified as “excess parachute payments” under Section 280G of the Code, then the amounts payable to such Named Executive Officer will be reduced to the maximum amount that does not trigger the excise tax, unless the applicable employee would be better off (on an after-tax basis) receiving all such payments and benefits and paying all applicable income and excise tax thereon.
The Board or the Compensation Committee may amend or terminate the Severance Plan at any time, but no such action may be adverse to the interests of any participant (without the consent of the participant) during the two year period following a change in control or during the pendency of a “potential change in control” (as such term is defined in the Severance Plan).
As of December 31, 2016, Messrs. Bradshaw, Puhala, Stavley and White and Ms. Shah would have received (a) $4,742,570, $1,178,620, $1,072,370, $1,089,756 and $1,684,870, respectively, in cash payments under the Severance Plan, (b) $372,083, $20,582, $97,302, $97,302 and $164,014, respectively, in bonus awards (including the interest paid on the deferred portion of this cash bonus compensation at the Company’s borrowing rate of LIBOR plus 225 bps or approximately 3.0% per annum through the date of payment); and (c) $2,622,578, $404,310, $837,810, $837,810 and $1,275,296, respectively, in stock and option awards. As of December 31, 2016, Messrs. Bradshaw, Puhala, Stavley and White and Ms. Shah would have received the amount set forth above under clauses (b) and (c), in each case, upon their respective death, disability, qualified retirement, termination without "cause" or "change in control" of the Company.
The bonus award amounts represent the total of all remaining annual installments of deferred bonus payments that were unpaid as of December 31, 2016. Of these amounts, $263,798, $10,241, $66,114, $66,114 and $112,025, respectively, were paid to Messrs. Bradshaw, Puhala Stavley and White and Ms. Shah in February 2017.
The stock and option award amounts reflect the value for unvested shares and options based on the closing price of the Common Stock as of December 31, 2016, which was $16.97, with the value for unvested options based on the difference between the applicable strike price and such closing price.
Other Compensation Plans and Arrangements
Management Incentive Plan
The Company adopted the Era Group Inc. Management Incentive Plan (the “MIP”) to allow it to award annual bonus compensation that is intended to comply with the requirements of Section 162(m) of the Code. Generally, Section 162(m) denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. An exception applies to certain performance based compensation that meets the requirements of Section 162(m). The Company’s intent is that bonus opportunities granted under the MIP should qualify for the performance based compensation exception to Section 162(m).
The Company adopted the MIP because it believes that the MIP promotes its financial interests, including growth, by (i) attracting and retaining officers and key executives of outstanding competence; (ii) motivating officers and key executives by means of performance-related incentives; and (iii) providing competitive incentive compensation opportunities.
The MIP is administered by the Compensation Committee, which has the power to select employees to participate in the MIP, determine the size of awards under the MIP and make all necessary determinations under the MIP.
Executive employees who are, or are expected to be, “covered employees” under Section 162(m) and other executive employees, selected in the sole discretion of the Compensation Committee, are eligible to participate in the MIP. A participant may be designated as being eligible to receive an incentive cash bonus with respect to an annual performance period. The maximum annual bonus payable to any participant is $6 million. Unless otherwise determined by the Board or the Compensation Committee, the annual performance period will begin on January 1 of each calendar year and end on December 31 of that calendar year. Within 90 days after the beginning of each performance period, the Compensation Committee will establish specific performance goals for such annual performance period.
The performance goals are specific targets and objectives established by the Compensation Committee. These performance goals are primarily based on safety metrics and the earnings before interest, taxes, depreciation, amortization and non-cash items of the Company, or any business or division thereof, but may also be based on one or more specified objective performance measures. Performance goals may also be based on comparisons to the performance of other companies or an index covering multiple companies, measured by one or more of the foregoing performance measures.
As soon as reasonably practical following the completion of each annual performance period, the Compensation Committee will confirm which of the applicable performance goals, if any, have been achieved and the amount of bonuses payable as a result. The evaluation of performance measures against the performance goals may (A) be adjusted consistent with exclusions or adjustments provided for in the Company’s financing agreements, or (B) exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including but not limited to changes in accounting standards or tax laws and the effects of non-operational or extraordinary items as defined by generally accepted accounting principles. The Compensation Committee may not increase any annual bonus payable, but it may, however, reduce or eliminate any annual bonus payable; provided, however, such action will not result in any increase in the amount of any annual bonus payable to any other MIP participant.
Savings Plan
The Company provides a defined contribution plan (the “Savings Plan”) for its eligible U.S.-based employees. The Savings Plan provides for qualified, non-elective Company contributions in an amount equal to 3% of each employee’s eligible pay plus an amount equal to 100% of an employee’s first 3% of wages invested in the Savings Plan (with Company contributions limited by maximum eligible compensation thresholds as per IRS regulations) and immediate and full vesting in the Company’s contributions.
Summary Compensation Table
The following table sets forth compensation information for the Company’s named executive officers with respect to the fiscal years ended December 31, 2016 and 2015.

	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	All Other Compensation(3)	Total
Christopher Bradshaw(4)	2016	$472,500	$396,113	$975,604	$—	$15,900	$1,860,117
President, Chief Executive Officer and Director	2015	525,000	520,000	1,807,100	422,535	15,900	3,290,535
Shefali Shah	2016	301,500	168,505	520,499	—	15,900	1,006,404
Senior Vice President, General Counsel and Corporate Secretary	2015	335,000	250,000	318,900	—	15,900	919,800
Andrew Puhala(5)	2016	247,500	82,088	146,407	—	15,900	491,895
Senior Vice President, Chief Financial Officer	2015	82,292	50,000	234,150	79,157	2,750	448,349
Stuart Stavley	2016	225,000	86,109	362,178	—	15,900	689,187
Senior Vice President, Operations and Fleet Management	2015	250,000	150,000	223,230	—	13,274	636,504
Paul White	2016	225,000	86,109	362,178	—	9,919	683,206
Senior Vice President, Commercial	2015	250,000	150,000	223,230	—	9,202	632,432
______________________

(1)
Represents amounts earned in respect of the Company’s annual bonus program. In general, sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Any outstanding balance is generally payable upon the death, disability, qualified retirement or termination without "cause" of the employee and is payable under the Executive Severance Plan upon the termination of employment in connection with a "change-in-control," however, the outstanding balance is generally forfeited if the employee is terminated with "cause" or resigns without "good reason." Interest is paid on the deferred portion of the bonus at the Company’s borrowing rate at the time of payment, currently LIBOR plus 225 bps or approximately 3.0% per annum, and during the year ended December 31, 2016 the interest that would have accrued at the Company’s current borrowing rate on previously approved bonus amounts that have been deferred totaled $11,058, $4,560, $291, $2,680 and $2,680for Mr. Bradshaw, Ms. Shah, and Messrs. Puhala, White and Stavley, respectively.

(2)
The dollar amount of restricted stock and stock options set forth in these columns reflects the aggregate grant date fair value of restricted stock and option awards made during 2016 and 2015, respectively, in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 12 of the Notes to Consolidated Financial

Statements included in Item 8 of the Company's Annual Report on Form 10-K filed with the SEC on March 9, 2017. The amounts shown for the fiscal year ended December 31, 2016 for each of Messrs. Bradshaw, Puhala, Stavley and White and Ms. Shah include $320,083, $49,773, $69,365, $69,365 and $128,404, respectively, representing the value on the date of grant of 30,225, 4,700, 6,550, 6,550 and 12,125 shares of restricted stock, respectively, awarded to such executive in recognition of he or she voluntarily reducing his or her base salary during 2016 and the incremental reductions to 2015 annual cash bonus awards approved by the Compensation Committee. The information with respect to the fiscal year ended December 31, 2015 for Mr. Bradshaw reflects a one-time award of 60,000 shares of restricted stock, with a grant date fair value of $1,275,600, and a one-time award of options to purchase 60,000 shares of Common Stock with a grant date fair value of $422,535, each made in connection with his appointment to Chief Executive Officer in 2014. The information with respect to the fiscal year ended December 31, 2015 for Mr. Puhala reflects a one-time award of 15,000 shares of restricted stock, with a grant date fair value of $234,150, and a one-time award of options to purchase 15,000 shares of Common Stock with a grant date fair value of $79,157, each made in connection with his appointment to Chief Financial Officer in 2015.

(3)	This column includes contributions to match the pre-tax effective deferral contributions (included under Salary made by the Company under the qualified 401(k) savings plan.

(4)
Mr. Bradshaw has served as President and Chief Executive Officer since September 2015, served as President, Chief Executive Officer and Chief Financial Officer from November 2014 to September 2015, served as Acting Chief Executive Officer and Chief Financial Officer from August 2014 to November 2014 and served as Senior Vice President, Chief Financial Officer from October 2012 to August 2014.

(5)	Mr. Puhala was named Senior Vice President, Chief Financial Officer on September 14, 2015.
Outstanding Equity Awards at Fiscal Year-end (2016)
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2016, held by the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units that Have Not Vested
Christopher Bradshaw President, Chief Executive Officer and Director	30,000	10,000	(1)	$20.48	3/19/2023	10,000	(1)	$169,700	(2)
	30,000	30,000	(3)	21.26	3/19/2025	52,417	(3)	889,516	(2)
						61,900	(4)	1,050,443	(2)
						30,225	(5)	512,918	(2)
Shefali Shah Senior Vice President, General Counsel and Corporate Secretary	12,500	12,500	(3)	29.24	3/19/2024	26,000	(3)	441,220	(2)
						37,025	(4)	628,314	(2)
						12,125	(5)	205,761	(2)
Andrew Puhala Senior Vice President, Chief Financial Officer	5,000	10,000	(6)	15.61	9/14/2025	10,000	(6)	169,700	(2)
						9,125	(4)	154,851	(2)
						4,700	(5)	79,759	(2)
Stuart Stavley Senior Vice President	11,250	3,750	(1)	20.48	3/19/2023	3,750	(1)	63,638	(2)
						11,000	(3)	186,670	(2)
						27,650	(4)	469,221	(2)
						6,550	(5)	111,154	(2)
						100	(7)	7,128	(8)
Paul White Senior Vice President	11,250	3,750	(1)	20.48	3/19/2023	3,750	(1)	63,638	(2)
						11,000	(3)	186,670	(2)
						27,650	(4)	469,221	(2)
						6,550	(5)	111,154	(2)
						100	(7)	7,128	(8)
______________________

(1)	Shares or options vested on March 19, 2017.

(2)	These amounts equal the applicable number of shares of restricted stock multiplied by the closing price of the Company’s Common Stock on December 31, 2016, which was $16.97.

(3)	These shares or options vest in equal portions on March 19, 2017 and 2018, assuming continued employment with the Company.

(4)	These shares vest in equal portions on March 19, 2017, 2018 and 2019, assuming continued employment with the Company.

(5)	Shares vested on March 14, 2017.

(6)	These shares or options vest in equal portions on September 14, 2017 and 2018, assuming continued employment with the Company.

(7)	These shares vested on March 4, 2017.

(8)	These amounts equal the applicable number of shares of restricted stock multiplied by the closing price of SEACOR’s common stock on December 31, 2016, which was $71.28.
RELATED PERSON TRANSACTIONS
Related Person Transactions Policy
The Company established a written policy for the review and approval or ratification of transactions with related persons (the “Related Person Transactions Policy”) to assist the Company in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees) and employment by the Company of an immediate family member of a Related Person or a change in the material terms or conditions of employment of such an individual.
The Related Person Transactions Policy supplements the Company’s other conflict of interest policies set forth in its Corporate Governance Guidelines, its Company’s Code of Conduct and Business and Ethics and its other internal procedures. A summary description of the Related Person Transactions Policy is set forth below.
For purposes of the Related Person Transactions Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of each of their respective Immediate Families (as defined in the Related Person Transactions Policy).
The Related Person Transactions Policy provides that Transactions must be approved or ratified by the Board. The Board delegates to the Audit Committee the review and, when appropriate, the approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the Related Person will be excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the transaction is fair and reasonable to the Company.
Whether a Related Person’s interest in a Transaction is material will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Person’s interest in the Transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In administering this Related Person Transaction Policy, the Board or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by the Company’s management.
The following factors will be taken into consideration in determining whether to approve or ratify a Transaction with a Related Person:

•	the Related Person’s relationship to the Company and their interest in the Transaction;

•	the material facts of the Transaction, including the proposed aggregate value of such Transaction;

•	the materiality of the Transaction to the Related Person and the Company, including the dollar value of the Transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the Transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the Transaction;

•	whether the Transaction is comparable to an arrangement that could be available on an arms-length basis and is on terms that are generally available;

•	whether the Transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•
the effect of the transaction on the Company’s business and operations, including on its internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The following arrangements will not generally give rise to transactions with a Related Person for purposes of the Related Person Transactions Policy given their nature, size and/or degree of significance to the Company:

•
use of property, equipment or other assets owned or provided by the Company, including helicopters, vehicles, housing and computer or telephonic equipment, by a Related Person primarily for the Company’s business purposes where the value of any personal use during the course of a year is less than $10,000;

•
reimbursement of business expenses incurred by a director or executive officer in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;

•	compensation arrangements for non-employee directors for their services as such that have been approved by the Board or a committee thereof;

•
compensation arrangements, including base pay and bonuses (whether in the form of cash or equity awards), for employees or consultants (other than a director or nominee for election as a director) for their services as such that have been approved by the Compensation Committee and employee benefits regularly provided under plans and programs generally available to employees; however, personal benefits from the use of Company-owned or provided assets (“Perquisites”), including but not limited to personal use of Company-owned or provided helicopters and housing, not used primarily for the Company’s business purposes may give rise to a transaction with a Related Person, as described above;

•
a transaction where the rates or charges involved are determined by competitive bids or involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	a transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
Certain Relationships and Related Transactions
Set forth below is a description of certain relationships and related person transactions between the Company or its subsidiaries and its directors, executive officers and holders of more than 5% of its voting securities during the fiscal year ended December 31, 2016.
Agreements between SEACOR and the Company Relating to the Spin-Off - Tax Matters Agreement
In connection with the spin-off of the Company by SEACOR (the “Spin-Off”), the Company entered into a number of agreements with SEACOR. Amongst these, the Tax Matters Agreement continues to govern the Company’s and SEACOR’s post-Spin-Off relationship.
Prior to the Spin-Off, the Company and SEACOR entered into the Tax Matters Agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. In general, liabilities for taxes attributable to the Company and its subsidiaries allocable to a tax period (or portion thereof) ending on or before the distribution date were allocable to SEACOR (other than taxes of the Company’s foreign subsidiaries), and liabilities for taxes attributable to the Company and its subsidiaries allocable to a tax period (or portion thereof) beginning after the distribution date are allocable to the Company. Taxes relating to or arising out of the failure of certain of the transactions described in the private letter ruling request and the opinion of tax counsel to qualify as a tax-free transaction for U.S. federal income tax purposes will be borne by SEACOR, except, in general, if such failure is attributable to the Company’s action or inaction or SEACOR’s action or inaction, as the case may be, or any event (or series of events) involving the Company’s assets or stock or the assets or stock of SEACOR, as the case may be, in which case the resulting liability will be borne in full by the Company or SEACOR, respectively.
The Company’s obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. Further, even if the Company is not responsible for tax liabilities of SEACOR and its subsidiaries under the Tax Matters Agreement, it nonetheless could be liable under applicable tax law for such liabilities if SEACOR were to fail to pay them. If the Company is required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.
The Tax Matters Agreement also contains restrictions on the Company’s ability (and the ability of any member of its group) to take actions that could cause the Spin-Off to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes, including entering into, approving or allowing any transaction that results in a sale or other disposition of a substantial portion of the Company’s assets or stock and the liquidation or dissolution of the Company and certain of its subsidiaries. These restrictions applied for the two-year period after the Spin-Off, unless SEACOR obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Spin-Off or certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes. Notwithstanding receipt of such ruling or opinion, in the event that such action causes the Spin-Off or certain related transactions to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, the Company will continue to remain responsible for taxes arising therefrom.
This summary does not purport to be complete and may not contain all of the information about the Tax Matters Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Tax Matters Agreement, which is included as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2017.

PROPOSAL NO. 2
APPROVAL OF AMENDMENT NO. 1 TO THE
ERA GROUP INC. 2013 EMPLOYEE STOCK PURCHASE PLAN
The Company is asking stockholders to approve the Amendment No. 1 (the “ESPP Amendment”) to the Era Group Inc. 2013 Employee Stock Purchase Plan (the “ESPP”) approved by the Board on September 15, 2016. The ESPP Amendment provides that the total number of shares of Common Stock reserved for issuance under the ESPP is 700,000, increasing the number of shares of Common Stock authorized for issuance under the ESPP by 400,000 shares.
The ESPP, as amended by the ESPP Amendment (the “Amended ESPP”), provides substantially the same benefits to employees that are provided under the current ESPP. The Amended ESPP provides the Company’s employees the opportunity to purchase shares of Common Stock at a discount through accumulated payroll deductions. The Amended ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The Amended ESPP is an important part of the Company’s compensation program. It promotes financial saving for the future by the Company’s employees, fosters good employee relations and encourages employees to acquire shares of the Common Stock, thereby better aligning their interests with those of the other shareholders. The Company believes it is essential to the Company’s ability to attract, retain, and motivate highly qualified employees in an extremely competitive environment. Therefore, the Board recommends approval of the ESPP Amendment to encourage the accumulation of shares of Common Stock by employees by offering them the opportunity to purchase such shares of Common Stock at an attractive price. The Company is asking stockholders to approve the Amended ESPP in order to satisfy certain requirements under the Internal Revenue Code so that certain tax benefits will be available to our employees.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT NO. 1 TO THE ERA GROUP INC. 2013 EMPLOYEE STOCK PURCHASE PLAN.

Summary of the Amended ESPP
A summary of the principal features of the Amended ESPP is set forth below and qualified by reference to the full text of the ESPP, which is incorporated by reference to Exhibit 99.1 of the Company’s Registration Statement on Form S-8 filed with the SEC on March 8, 2013 (File No. 333-187166), and the ESPP Amendment, which is attached to this proxy statement as Annex A.
Administration. The Amended ESPP is administered, at the Company’s expense, by a committee designated by the Board, or with respect to certain provisions of the Amended ESPP, by the Board. All questions of interpretation or application of the Amended ESPP are determined in the sole discretion of the administrator, and its decisions are final, conclusive, and binding upon all persons.
Share Reserve. There are 700,000 shares of Common Stock (subject to certain anti-dilution adjustments applicable in certain circumstances) authorized for issuance under the Amended ESPP. Of these shares, 313,349.9925 shares of Common Stock have previously been purchased, and, as of March 31, 2017, 386,650.0075 shares of Common Stock remain available for purchase in the current and future offering periods under the Amended ESPP. Shares of Common Stock may be purchased directly from the Company or by a broker designated by the administrator pursuant to directions from the administrator to acquire shares of Common Stock pursuant to an open market transaction at the market price prevailing on the applicable exchange. On March 31, 2017, the last reported sale price of the Company’s Common Stock on the NYSE was $13.26 per share.
Participating Subsidiaries.  The Board may approve the adoption of the Amended ESPP by one or more subsidiaries of the Company.
Eligible Employees. All employees who are employed by the Company or any participating subsidiary on the first trading day of an offering period and have been continuously employed by the Company or any participating subsidiary for at least 30 days are eligible to participate in the Amended ESPP. Further, no employee will be permitted to complete the purchase of shares of Common Stock under the Amended ESPP if, immediately after such purchase, the employee would own shares possessing at least five percent of the total combined voting power of the Company or any of its parent or subsidiary corporations. Any individual who ceases to be employed by the Company or any participating subsidiary for any reason before the end of an offering will become ineligible to purchase shares of Common Stock under the Amended ESPP. As of March 31, 2017, approximately 508 employees of the Company and its participating subsidiaries were eligible to participate in the Amended ESPP. Non-employee directors are not eligible to participate in the Amended ESPP.
Participation. Employees enroll under the Amended ESPP by completing a payroll deduction form permitting the deduction of up to 10% from their compensation. However, a participant may not purchase more than 4,000 shares in each offering period, and may not subscribe for more than $25,000 in fair market value of Common Stock (determined as of the first day of the offering period) during any calendar year.
Offering.  Under the Amended ESPP, participants are offered the option to purchase shares of Common Stock at a discount during six-month consecutive offering periods, which commence on March 1 and September 1 of each year. The purchase price for shares of Common Stock offered under the Amended ESPP is equal to 85% of the lesser of (i) the fair market value of the Common Stock on the first day of the offering period or (ii) the fair market value of the Common Stock on the last day of the offering period.
The rate of an employee's payroll deduction must be established before the offering, and the Company reserves the right to establish a minimum and maximum rate applicable to all eligible employees (currently between 1% and 10% of gross compensation). Purchases of shares of Common Stock under the Amended ESPP may only be made with accumulated savings from payroll deductions, and an eligible employee cannot complete such purchases using other resources. The accumulated savings for an offering will be automatically applied at the end of the offering period to purchase as many shares of Common Stock as feasible, and the unused balance will be disbursed (without interest) to the employee.
An employee's payroll deduction authorization for one offering applies to successive offerings unless the employee changes such authorization. An employee may reduce (but not increase) his or her rate of payroll deductions during an offering or withdraw from an offering at any time. Upon withdrawal from any offering, the employee's accumulated savings for such offering shall be disbursed (without interest) to the employee.
Transferability. A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to purchase shares of Common Stock under the Amended ESPP. Any such attempt at assignment, transfer, pledge or other disposition will be void and will not be given effect.
Adjustments. In the event of certain changes in our capitalization, the Board will appropriately adjust: (i) the number of shares of Common Stock available for purchase under the Amended ESPP; (ii) the number of shares of Common Stock subject to purchase under outstanding options under the Amended ESPP; or (iii) the purchase price per each share of Common Stock under each outstanding option under the Amended ESPP.
If the shares of Common Stock cease to be listed or traded on a national stock exchange or over-the-counter market, then the administrator may elect to continue the Amended ESPP or terminate the then current offering with either the accumulated savings disbursed to participants or the product of the fair market value of a share of Common Stock multiplied by the number of shares of Common Stock the participant would have been able to purchase with the accumulated savings immediately prior to the cessation of listing or trading. In the event that the Company is a party to a merger or consolidation, the agreement of merger or consolidation may provide that each outstanding options under the Amended ESPP (i) will be continued by the Company (if the Company is the surviving corporation), (ii) will be assumed or an equivalent option substituted by the successor corporation or (iii) will be canceled without payment of any consideration other than the disbursement to the participants of accumulated savings for such offering.
Amendment or Termination of the Amended ESPP. Unless it is sooner terminated by the Board, the Amended ESPP will terminate on February 28, 2023. The Amended ESPP is intended to comply with section 423 of the Internal Revenue Code. The Board may amend or terminate the Amended ESPP at any time; provided, however, that no increase in the number of shares of Common Stock reserved for issuance under the Amended ESPP may be made without stockholder approval if such approval is required by the stock exchange listing requirements applicable to the Company at the time of such increase.
U.S. Federal Income Tax Consequences Relating to the Amended ESPP
The following is a general summary under current law of the material federal income tax consequences to an employee who participates in the Amended ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. The federal income tax consequences of an employee's purchases under the Amended ESPP will vary. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a participant of an award should rely on the advice of his or her legal and tax advisors.
The Amended ESPP and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 421 and 423 of the Code. Under those provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. However, a participant may become liable for tax upon dispositions of shares acquired under the Amended ESPP (or if he or she dies holding such shares), and the tax consequences will depend on how long a participant has held the shares prior to disposition.

If the shares are disposed of at least one year after the shares were acquired under the Amended ESPP and at least two years after the first day of the offering period to which the shares relate, or if the employee dies while holding the shares, the following tax consequences will apply. The lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the "option price") or (b) the excess of the fair market value of the shares at the time the option was granted over the option price will be treated as ordinary income to the participant. Any further gain upon disposition generally will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a long-term capital loss equal to the difference. No deduction in respect of the disposition of such shares will be allowed to the Company.
If the shares are sold or disposed of (including by way of gift) before the expiration of either the two-year or the one-year holding period described above, the following tax consequences will apply. The amount by which the fair market value of the shares on the date the option is exercised (which is the last business day of the offering period and which is hereafter referred to as the "termination date") exceeds the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year following the exercise of the option. Even if the shares are sold for less than their fair market value on the termination date, the same amount of ordinary income is attributed to a participant and a capital loss is allowed equal to the difference between the sales price and the value of such shares on such termination date. The Company, in the event of an early disposition, will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.
New Plan Benefits
No current directors who are not employees will receive any benefit under the Amended ESPP. Of the 75,215.7022 shares purchased under the Amended ESPP in the offering that ended on February 28, 2017, 13,349.9925 shares were purchased under the ESPP Amendment. Because the number of shares that may be purchased under the Amended ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our ordinary shares at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.
Awards Issued Under the Amended ESPP
The following table shows the number of our ordinary shares issued to our named executive officers and non-employee directors under the ESPP from its inception through March 31, 2017:

Name	Shares Issued	Weighted Average Exercise Price
Named Executive Officers:
Christopher Bradshaw	8,275	$10.27
Shefali Shah	7,380	$8.64
Andrew Puhala	—	$—
Stuart Stavley	8,540	$9.95
Paul White	2,245	$15.35
All current executive officers, as a group	30,297	$10.34
Current Directors Who Are Not Executive Officers:
Charles Fabrikant	—	$—
Ann Fairbanks	—	$—
Blaine Fogg	—	$—
Christopher Papouras	—	$—
Yueping Sun	—	$—
Steven Webster	—	$—
All current directors who are not executive officers, as a group	—	$—
Associates of any such directors, executive officers or nominees	—	$—
Other persons who received, or are to receive, 5% of such options or rights	—	$—
All non-executive officer employees, as a group	283,052	$11.37

Equity Compensation Plan Information
In 2013, we adopted the 2012 Share Incentive Plan and the ESPP. The following table sets forth information as of December 31, 2016 regarding shares of Common Stock to be issued upon exercise of the weighted-average exercise price of all outstanding options, warrants and rights granted under the 2012 Share Incentive Plan as well as the number of shares available for issuance under the 2012 Share Incentive Plan as well as the number of shares available for issuance under the 2012 Share Incentive Plan and the ESPP. This information does not include any shares that may be available for issuance under the Amended ESPP described in Proposal No. 2 that the Company is asking stockholders to approve at the Meeting. For the offering period under the ESPP that ended on February 28, 2017, 13,350 shares were purchased under the Amended ESPP.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders(1)	283,764	$19.54	2,809,473	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	283,764		2,809,473
_____________________

(1)	Consists of the 2012 Share Incentive Plan and the ESPP.

(2)
As of December 31, 2016, the plans with securities remaining available for future issuance consisted of the 2012 Share Incentive Plan and the ESPP. As of December 31, 2016, 2,747,662 shares of Common Stock remained available for issuance under the 2012 Share Incentive Plan with respect to awards (other than outstanding awards) and could be issued in the form of stock options, stock appreciation rights, stock awards and stock units, and 61,811 shares of Common Stock remained available for issuance under the ESPP.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends that stockholders ratify the appointment of Ernst & Young LLP (“Ernst & Young”), independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2017. The appointment of Ernst & Young was recommended to the Board by its Audit Committee.
Representatives of Ernst & Young will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Meeting.
The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting and voting on the matter is required to ratify the appointment of Ernst & Young. If the stockholders fail to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm, it is not anticipated that Ernst & Young will be replaced in 2017. Such lack of approval will, however, be considered by the Audit Committee in selecting the Company’s independent registered public accounting firm for 2018.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.

Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by Ernst & Young for the years ended December 31, 2016 and 2015, were as follows:

Fees	2016	2015
Audit Fees	$1,553,401	$1,477,700
Audit-Related Fees	3,400	16,100
Tax Fees	36,060	4,381
All Other Fees	2,160	2,160
Total	$1,595,021	$1,500,341
Audit Fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, review of the quarterly reports on Form 10-Q, and services provided in connection with statutory audits of the subsidiaries of the Company or regulatory filings, including SEC registration statements and reports. Audit-Related Fees represent fees for accounting consultations related to the performance of the audit. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States. All Other Fees represent fees for publications and subscription services.
The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of Ernst & Young. All of the services described in the foregoing table were approved by the Audit Committee with respect to the years ended December 31, 2016 and 2015 in a manner consistent with the committee’s policies and pre-approval process.
Pre-approval Policy for Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit services, audit-related services, and other services provided by the independent registered public accounting firm. In accordance with that policy, the committee is expected to review and approve at least annually a list of specific services and categories of services, including audit, audit related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and fees. Any service not included in the approved list of services or any modification to previously approved services must be specifically preapproved by the Audit Committee. Where proposed additions or modifications relate to services to be provided by the independent registered public accounting firm, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to the Chair of the Audit Committee, to review and if appropriate approve in advance, any request by the independent registered public accounting firm to provide services. The Audit Committee then reviews and approves any such services at the next Audit Committee meeting.

AUDIT COMMITTEE REPORT
In connection with the Company’s consolidated financial statements for the year ended December 31, 2016, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Auditing Standard No. 1301 Communications with Audit Committees; and

•
received the written disclosures and the letter from Ernst & Young LLP as required by the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.
The foregoing report is respectfully submitted by the Audit Committee.
Ann Fairbanks
Blaine Fogg
Christopher P. Papouras
The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.
OTHER MATTERS
Other Actions at the Meeting
The Board does not intend to present any other matter at the Meeting. The Board has not been informed that any other person intends to present any other matter for action at the Meeting. If any other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.
ANNUAL REPORT
A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2016, accompanies this Proxy Statement and should be read in conjunction herewith.
STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING
Proposals that stockholders believe should be voted upon at the Company’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. Stockholder proposals for the 2018 Annual Meeting of Stockholders must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by the Company on or before December 26, 2017, to be eligible for inclusion in the proxy statement and proxy card relating to the 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: Corporate Secretary, Era Group Inc., 818 Town & Country Blvd., Suite 200, Houston, Texas 77024.
As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Section 1.12 of the Bylaws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary date of the previous year’s annual meeting. Accordingly, for the 2018 Annual Meeting, notice will have to be delivered or received by the Company no earlier than February 7, 2018, or later than March 9, 2018. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, then, to be considered timely, notice by the stockholders must be received not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must set forth the information required by the provisions of the Company’s amended and restated bylaws dealing with stockholder proposals and nominations of directors. Under current SEC rules, the Company is not required to include in its proxy statement any director nominated by a stockholder using this process. If the Company chooses not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.
HOUSEHOLDING
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if a stockholder holds shares through a broker and resides at an address at which two or more stockholders reside, that stockholder will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to the Secretary at the Company’s principal executive offices. The Company will deliver, promptly upon written or oral request to the Secretary, a separate copy of the 2016 annual report and this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

For the Board of Directors,

Shefali A. Shah Corporate Secretary

IMPORTANT VOTING INFORMATION
Your broker is not permitted to vote on your behalf on the election of directors and other matters that may be considered at the Meeting (except on ratification of the selection of Ernst & Young LLP as auditors for 2017), unless you provide specific instructions by completing and returning the Voting Instruction Form. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Meeting.
Your Participation in Voting the Shares You Own is Important
Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. The Company hopes you will exercise your rights and fully participate as a stockholder in the Company’s future.
More Information is Available
If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact the Company’s Investor Relations Department at Investor_Relations@eragroupinc.com.

ANNEX A

AMENDMENT NO. 1
TO THE
ERA GROUP INC.
2013 EMPLOYEE STOCK PURCHASE PLAN

THIS AMENDMENT NO. 1 TO THE ERA GROUP INC. 2013 EMPLOYEE STOCK PURCHASE PLAN (this “Amendment”) is made by Era Group Inc. (the “Company”).
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend the Era Group Inc. 2013 Employee Stock Purchase Plan (the “Plan”) to increase the number of shares authorized for award under the Plan; and
WHEREAS, the Board approved this Amendment on September 15, 2016;
WHEREAS, in order to comply with the applicable provisions of the Code, this Amendment shall be submitted to the stockholders of the Company for approval prior to September 14, 2017.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.    Section 4.01 of Article IV of the Plan shall be replaced in its entirety with the following:
(a)     The number of shares of common stock of the Company ("Shares") available for issuance under the Plan shall be 700,000 Shares with respect to the ten years following the adoption of the Plan. Any Shares that are not actually purchased under the Plan for any reason shall remain available for purchase hereunder.
(b)     The maximum number of Shares that may be purchased by you during any Offering Period (as defined in Section 4.02 below) will be 4,000 Shares.
2.    Section 9.01 of Article IX of the Plan shall be replaced in its entirety with the following:
Subject to Section 423 of the Code and the regulations promulgated thereunder, the Board of Directors of the Company may at any time terminate or amend the Plan in any respect, including, but not limited to, terminating the Plan prior to the end of an Offering Period or reducing the term of an Offering Period; provided, however, that the number of Shares subject to purchase under the Plan shall not be increased without approval of the Company’s shareholders if such approval is required by the stock exchange listing requirements applicable to the Company at the time of such increase.
Except as specifically amended by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.

ERA GROUP INC.

___________________________________
Name: Shefali Shah
Title: Senior Vice President, General Counsel &
Corporate Secretary

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